Exhibit 99.1

Press Release

Release Date: July 19, 2019	Contact:	Jack E. Rothkopf
At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES THIRD QUARTER FISCAL 2019
RESULTS

Philadelphia, Pennsylvania (July 19, 2019) – Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $2.6 million, or $0.30 per basic share and $0.29 per diluted share, for the quarter ended June 30, 2019 as compared to $2.4 million, or $0.28 per basic and $0.26 per diluted share, for the same quarter in fiscal 2018.  For the nine months ended June 30, 2019, the Company reported net income of $6.9 million, or $0.79 per basic share and $0.78 per diluted share as compared to $4.6 million, or $0.52 per basic and $0.50 per diluted share, for the same period in fiscal 2018.

Dennis Pollack, President and CEO, commented, “We are pleased to report continued increased net income and improved core earnings. Our continued improved performance during fiscal 2019 resulted in our determination to declare the $0.45 special dividend paid during June 2019. Management continues to be dedicated to executing our strategy, improving the Company’s financial performance, using our capital efficiently and enhancing shareholder value. As part of our capital management strategy, we have continued implementation of our previously announced stock buyback plan.  However, we are operating in a challenging environment, specifically with regard to an inverted yield curve. We acknowledge and are taking steps to address the margin compression we are experiencing primarily due to increased funding costs.  Such steps, including increased emphasis on building our core deposit base, take time to implement.”

Net Interest Income:

For the three months ended June 30, 2019, net interest income was stable at $6.2 million as compared to the same period in fiscal 2018. The income reflected a $2.3 million, or 26.2%, increase in interest income, effectively offset by an increase of $2.3 million, or 86.8%, in interest paid on deposits and borrowings. The increase in interest income between the periods was primarily due to the increase in the weighted average balance of earning assets combined with the effects of a rising rate environment. It also reflected the shift in the Bank’s lending emphasis to increasing its investment in commercial real estate and construction loans, which generally produce higher yields than those obtained on residential loans. The average balance of interest-earning assets for the quarter ended June 30, 2019 increased by $194.7 million, or 21.0%, to $1.1 billion from the comparable period in 2018. The yield on interest-earning assets increased by 17 basis points, to 4.04% for the quarter ended June 30, 2019 from the comparable period in 2018. However, during the same period the weighted average cost of borrowings and deposits increased to 1.99% from 1.30% for the comparable period in 2018 due primarily to increases in market rates of interest.

 For the nine months ended June 30, 2019, net interest income remained stable at $18.6 million as compared to the same period in fiscal 2018. The increase in interest income of $7.1 million, or 28.0%, was offset by a $7.1 million, or 105.7%, increase in interest paid on deposits and borrowings. As with the third quarter, the increase in interest income was primarily due to the increase in the weighted average balance of earning assets, the shift in emphasis to increased investment in commercial real estate and construction loans and a rising interest rate environment. The average balance of interest-earning assets increased by $201.9 million, or 22.5%, from the comparable period in 2018.  The yield on interest-earning assets increased by 17 basis points, to 3.94% for the nine months ended June 30, 2019 from the comparable period in 2018.  The weighted average cost of borrowings and deposits increased to 1.88% during the nine months ended June 30, 2019 from 1.12% during the comparable period in 2018 primarily due to increases in market rates of interest, reflecting in part the competitive market for deposits, particularly time deposits, in the areas in which the Company operates.

For the three and nine months ended June 30, 2019, the net interest margin was 2.22% and 2.26%, respectively, compared to 2.70% and 2.77% for the same periods in fiscal 2018, respectively. The margin compression experienced in the 2019 periods reflected in large part the higher funding costs resulting from the increases in the federal funds rates combined with a competitive market for funding deposits, especially locally sourced retail deposits. Asset yields have not risen as quickly as liability costs in response to the rising interest rate environment exacerbated by the competitive market for funding sources, especially locally sourced deposits.

Non-Interest Income:

Non-interest income amounted to $1.2 million and $2.1 million for the three and nine month periods ended June 30, 2019, respectively, compared to $985,000 and $2.0 million, respectively, for the comparable periods in fiscal 2018. The increase experienced in both of the 2019 periods was primarily attributable to the recognition of gain on sale of investments in the 2019 periods. The effect of this increase was partially offset by decreased income from interest rate swaps during the three and nine months ended June 30, 2019.

Non-Interest Expenses:

For the three and nine month periods ended June 30, 2019, non-interest expense increased $419,000 or 11.1% and $645,000 or 5.5%, respectively, compared to the same periods in fiscal 2018.  Non-interest expense increased in the fiscal 2019 periods due in part to the hiring of additional personnel in our lending operations, normal salary increases combined with increases in benefit plan expenses and an increase in FDIC deposit insurance expense. Partially offsetting these increases were decreases in professional fees and occupancy expense as the Company maintained its focus on continued implementation of operating efficiencies.

Income Taxes:

For the three month period ended June 30, 2019, the Company recorded a tax expense of $582,000, compared to a tax expense of $676,000 for the same period in fiscal 2018. For the nine month period ended June 30, 2019, the Company recorded an income tax expense of $1.4 million as compared to a tax expense of $3.6 million for the same period in fiscal 2018. The reduction in the third quarter of fiscal 2019, primarily reflected the benefit throughout fiscal 2019 associated with the fully implemented decrease in the federal statutory income tax rate, effective January 1, 2018.  The $3.6 million tax expense for the nine months ended June 30, 2018 included a one-time charge of $1.8 million related to a re-evaluation of the Company’s deferred tax assets due to the tax legislation enacted in December 2017 that reduced the statutory federal income tax rate from 35% to 21%.

Balance Sheet:

At June 30, 2019, the Company had total assets of $1.2 billion, as compared to $1.1 billion at September 30, 2018, an increase of 10.2%.  At June 30, 2019, the investment portfolio had increased by $129.3 million to $495.3 million as compared to $366.1 million at September 30, 2018 primarily as a result of the purchase of U.S. government agency mortgage-backed securities. Net loans receivable decreased slightly by $16.4 million to $586.5 million at June 30, 2019 from $602.9 million at September 30, 2018. Competition for quality commercial real estate and construction loans remains intense.

Total liabilities increased by $103.8 million to $1.1 billion at June 30, 2019 from $952.8 million at September 30, 2018. At June 30, 2019, the Company had FHLB advances outstanding of $301.3 million as compared to $154.7 million at September 30, 2018.  The increase in the level of borrowings was primarily due to the match funding of purchases of investment securities in order to lock in the yield with minimal interest rate risk as part of the Company’s asset/liability management. All of the borrowings had maturities of less than six years.  Total deposits decreased $54.7 million, as the Company sought to decrease its holdings in higher costing wholesale certificates of deposit in favor of lower costing, longer-term FHLB advances.

Total stockholders’ equity increased by $6.3 million to $134.7 million at June 30, 2019 from $128.4 million at September 30, 2018. The increase was primarily due to net income of $6.9 million combined with a $6.9 million increase in the appreciation in the fair market value of available for sale securities due to decreased market rates of interest. These increases were partially offset by dividend payments of $5.3 million, including $4.0 million related to the special $0.45 per share dividend, and net treasury stock repurchases, net of equity benefit plan activity, of $2.0 million.

Asset Quality:

At June 30, 2019, the Company’s non-performing assets totaled $13.7 million or 1.2% of total assets as compared to $14.4 million or 1.3% of total assets at September 30, 2018. Non-performing assets at June 30, 2019 included five construction loans aggregating $8.8 million, 19 one-to-four family residential loans aggregating $3.0 million, and five commercial real estate loans aggregating $1.5 million. Non-performing assets at June 30, 2019 also included real estate owned consisting of one single-family residential property with an aggregate carrying value of $423,000. At June 30, 2019, the Company had nine loans aggregating $6.0 million that were classified as troubled debt restructurings (“TDRs”). Five of such loans aggregating $633,000 were performing as of June 30, 2019 in accordance with their restructured terms and were accruing interest. One TDR is on non-accrual and consists of a $437,000 loan secured by a single-family property. The three remaining TDRs totaling $4.9 million are also classified as non-accrual and are a part of a lending relationship totaling $10.6 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending June 30, 2017 related to this borrowing relationship). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank has moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings.

The Company recorded no provision for loan losses for the three and nine months ended June 30, 2019, respectively, compared to provisions for loan losses of $325,000 and $685,000, respectively, for the same periods in fiscal 2018 primarily due to the decrease in the size of the loan portfolio and to a lesser degree, the reduction in the amount of non-performing loans. During the three and nine months ending June 30, 2019, the Company recorded no charge offs and recorded two recoveries amounting to $103,000 during the quarter ended June 30, 2019 and three recoveries amounting to $162,000 for nine months ended June 30, 2019. During the three months ended June 30, 2018, the Company recorded charge offs of $125,000 and recoveries of $2,000. During the nine months ended June 30, 2018, the Company recorded charge offs of $137,000 and recoveries of $27,000.

The allowance for loan losses totaled $5.3 million, or 0.9% of total loans and 39.4% of total non-performing loans (which included loans acquired from Polonia Bancorp, Inc. as of January 1, 2017 at their fair value) at June 30, 2019 as compared to $5.2 million, or 0.9% of total loans and 32.1% of total non-performing loans at September 30, 2018. The Company believes that the allowance for loan losses at June 30, 2019 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance or conditions relating to the Company and its operations. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2018, as supplemented by its quarterly or other reports subsequently filed with the SEC.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At June 30,	At September 30,
	2019	2018
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,191,344	$1,081,170
Cash and cash equivalents	38,077	48,171
Investment and mortgage-backed securities:
Held-to-maturity	57,085	59,852
Available-for-sale	438,248	306,187
Loans receivable, net Goodwill and intangible assets	586,507 6,580	602,932 6,673
Deposits	729,541	784,258
FHLB advances	301,266	154,683
Non-performing loans	13,229	13,389
Non-performing assets	13,652	14,415
Stockholders’ equity	134,748	128,409
Full-service offices	10	10

	At or For the Three Months Ended June 30,		At or For the Nine Months Ended June 30,
	2019	2018	2019	2018
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$11,273	$8,931	$32,409	$25,322
Total interest expense	5,058	2,709	13,855	6,736
Net interest income	6,215	6,222	18,554	18,586
Provision for loan losses	-	325	-	685
Net interest income after provision for loan losses	6,215	5,897	18,554	17,901
Total non-interest income	1,187	985	2,109	1,967
Total non-interest expense	4,190	3,770	12,328	11,682
Income before income taxes	3,212	3,112	8,335	8,186
Income tax expense	582	676	1,391	3,559
Net income	$2,630	$2,436	$6,944	$4,627
Basic earnings per share	$0.30	$0.28	$0.79	$0.52
Diluted earnings per share	$0.29	$0.26	$0.78	$0.50
Dividends paid per common share	$0.50	$0.05	$0.60	$0.30
Tangible book value per share at end of period(1) Common stock outstanding (shares)	$14.42 8,888,847	$13.87 9,008,836	$14.42 8,888,847	$13.87 9,008,836

Selected Operating Ratios(2):
Average yield on interest- earning assets	4.04%	3.87%	3.94%	3.77%
Average rate paid on interest-bearing liabilities	1.99%	1.30%	1.88%	1.12%
Average interest rate spread (3)	2.05%	2.57%	2.06%	2.65%
Net interest margin (3)	2.22%	2.70%	2.26%	2.77%
Average interest-earning assets to average interest-bearing liabilities	109.59%	111.05%	111.69%	112.04%
Net interest income after provision for loan losses to non-interest expense	148.33%	156.71%	150.50%	153.33%
Total non-interest expense to total average assets	1.40%	1.54%	1.43%	1.65%
Efficiency ratio(4)	56.61%	52.21%	59.66%	56.80%
Return on average assets	0.88%	1.00%	0.80%	0.65%
Return on average equity	7.52%	7.80%	6.92%	4.74%
Average equity to average total assets	11.72%	12.82%	11.62%	13.79%

	At or for the Three Months Ended June 30,		At or for Nine Months Ended June 30,
	2019	2018	2019	2018
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	2.30%	2.36%	2.30%	2.36%
Non-performing assets as a percentage of total assets(6)	1.17%	1.39%	1.17%	1.39%
Allowance for loan losses as a percentage of total loans	0.90%	0.83%	0.90%	0.83%
Allowance for loan losses as a percentage of non-performing loans	39.44%	35.50%	39.44%	35.50%
Net charge-offs/(recoveries) to average loans receivable	(0.07)%	0.08%	(0.04)%	0.02%

Capital Ratios(7)
Tier 1 leverage ratio
Company	10.90%	13.19%	10.90%	13.19%
Bank	10.73%	12.58%	10.73%	12.58%
Tier 1 common risk-based capital ratio
Company	18.85%	20.47%	18.85%	20.47%
Bank	18.57%	19.51%	18.57%	19.51%
Tier 1 risk-based capital ratio
Company	18.85%	20.47%	18.85%	20.47%
Bank	18.57%	19.51%	18.57%	19.51%
Total risk-based capital ratio
Company	19.71%	21.30%	19.71%	21.30%
Bank	19.43%	20.35%	19.43%	20.35%

____________________________________________________________
(1)	Non-GAAP measure: see reconciliation below.
(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and are initially placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(7)	The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core net income (a non-GAAP measure which excludes the effects of the one-time write-down of the Company’s deferred tax assets as a result of the enactment of the Tax Reform Act in December 2017; management believes many investors desire to evaluate net income without regard to such expenses):

	At or For the Three Months Ended June 30,		At or For the Nine months Ended June 30,
	2019	2018	2019	2018
	(Dollars in Thousands)

Income before income taxes	$3,212	$3,119	$8,335	$8,193
Income tax expense	582	683	1,391	3,566
Net income (GAAP)	2,630	2,436	6,944	4,627
One time write-down of deferred tax asset	-	-	-	1,756
Core net income	$2,630	$2,436	$6,944	$6,383

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and the core deposit intangible resulting from the completion of the Polonia Bancorp, Inc. acquisition as of January 1, 2017 from total stockholders’ equity as calculated in accordance with GAAP).

	As of June 30, 2019		As of September 30, 2018
(In Thousands, Except Per Share Amounts)
	Book Value	Tangible Book Value	Book Value	Tangible Book Value
Total stockholders’ equity	$134,748	$134,748	$128,409	$128,409
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	478	--	571
Total intangibles	$--	$6,580	$--	$6,673
Adjusted stockholders’ equity	$134,748	$128,168	$128,409	$121,736
Shares of common stock outstanding	8,888,847	8,888,847	8,987,356	8,987,356
Adjusted book value per share	$15.16	$14.42	$14.29	$13.55